EX-99.J OTHER OPININ 8 ex_j.htm CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2025, relating to the financial statements and financial highlights of Centerstone Investors Fund, a series of Northern Lights Fund Trust III, which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Portfolio Holdings Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

July 25, 2025